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(HATTERAS LOGO)

                                    EXHIBIT A

           COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

     IF YOU DO NOT WANT TO SELL YOUR LIMITED PARTNERSHIP UNITS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND'S
                                 TENDER OFFER.

December 24, 2008

Dear Hatteras Multi-Strategy Institutional Fund, L.P. Partner:

     We are writing to inform you of important dates relating to a tender offer by Hatteras Multi-Strategy Institutional Fund, L.P. (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE SOME OR ALL OF YOUR LIMITED PARTNERSHIP UNITS (INCLUDING FRACTIONS THEREOF) ("UNITS") VALUED AS OF MARCH 31, 2009, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

     The tender offer period will begin on December 24, 2008 and will end at 12:00 midnight, Eastern Standard Time, on JANUARY 26, 2009, AT WHICH POINT THE TENDER OFFER WILL EXPIRE. The purpose of the tender offer is to provide liquidity to Partners of the Fund that hold Units. Units may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

     Should you wish to tender all or some of your Units for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. ("UMBFS") no later than JANUARY 26, 2009. If you do not wish to have all or some of your Units repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

     If you would like to tender your Units, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to Hatteras Multi-Strategy Institutional Fund, L.P., c/o UMB Fund Services, Inc. at P.O. Box 1623, Milwaukee, Wisconsin 53201-1623, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at
(816) 860-3138, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is RECEIVED BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 26, 2009.

     If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (800) 504-9070.

Sincerely,


Hatteras Multi-Strategy Institutional Fund, L.P.